UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  July 6, 2006 (June 29, 2006)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

This Form 8-K describes certain action taken by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Sequa Corporation (the “Company”) that affect named executive officer compensation.  Such action was ratified and approved by the Board.

            On June 29, 2006, the Board approved the recommendation of the Compensation Committee to adopt the Sequa Corporation Key Employee Medical Plan, effective as of January 1, 2006 (the “Plan”).  The Plan supersedes and replaces an existing key employee medical plan of the Company.

            The Plan is an unfunded, self-insured top-hat welfare benefit plan.  The Plan provides to designated key executives “top-up” medical expense reimbursements for expenses which are not covered by the basic health plan of the Company or a participating affiliate, as applicable, subject to a maximum annual benefit.  The maximum annual benefit under the Plan is 90% of the amount by which covered medical expenses incurred by a participant and his or her dependents combined in a calendar year exceed the annual amount of benefits payable to the participant under the participating employer’s medical benefits plan.  Under the Plan, covered medical expenses are subject to “usual and customary” charges and are limited to $150,000 per year for each participant including all of his or her dependents combined.  The designated participants include all the Company’s executive officers except for Mr. Ellis who participates in benefit plans in the U.K.

            The foregoing description of the Key Employee Medical Plan is qualified in its entirety by reference to the Plan which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)                        Exhibits.

                        10.1  Sequa Corporation Key Employee Medical Plan (effective as of January 1, 2006).

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By: /s/ Kenneth J. Binder

                        Kenneth J. Binder

                        Senior Vice President, Finance

                        (acting chief financial officer)

Date:  July 6, 2006